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Exhibit 10.3

AFFILIATION AGREEMENT

        This AFFILIATION AGREEMENT (the "Agreement") is made and entered into as of April 6, 2004, by and between Medarex, Inc., a New Jersey corporation ("Medarex"), and Celldex Therapeutics, Inc., a Delaware corporation and a wholly-owned subsidiary of Medarex as of the date hereof ("Celldex"). Certain capitalized terms used herein are defined in Section 1 of this Agreement (Medarex and Celldex are sometimes hereinafter individually referred to as a "Party" or collectively as the "Parties").

RECITALS

        WHEREAS, the Board of Directors of Medarex has determined that it would be in the best interests of Medarex and its shareholders to separate certain assets and businesses from Medarex;

        WHEREAS, the Medarex Board of Directors has approved the contribution of certain assets to Celldex;

        WHEREAS, Celldex intends to file the IPO Registration Statement (as defined herein) with the Securities and Exchange Commission, which IPO Registration Statement has not yet become effective;

        WHEREAS, immediately following the consummation of the Initial Public Offering (as defined herein), Medarex will own a majority of the outstanding shares of Celldex Common Stock (as defined herein);

        WHEREAS, the parties hereto have determined that in order to accomplish the objectives of the Initial Public Offering and to facilitate the consummation thereof, it is necessary and desirable to agree upon and set forth certain intercompany relationships, allocate certain liabilities and provide for certain indemnification, all as set forth herein;

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

        1.    DEFINITIONS.    In addition to the definitions set forth above, the following capitalized terms shall have the meanings ascribed to them in this Article 1:

        "Annual Financial Statements" has the meaning set forth in Section 3.1(v).

        "Business Day" means any day other than a Saturday, a Sunday, or a day on which banking institutions located in the States of New Jersey or Delaware are obligated by law or executive order to close.

        "Celldex Affiliate" means a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with Celldex, other than Medarex or any Medarex Affiliate.

        "Celldex Business" means any business or operations of Celldex or any Celldex Affiliate, including, in all cases, any predecessor entities (other than Medarex or any Medarex Affiliate).

        "Celldex Capital Stock" means all classes or series of capital stock of Celldex authorized by Celldex's Certificate of Incorporation.

        "Celldex Common Stock" means the common stock, par value $.01 per share, of Celldex.

        "Celldex Public Filings" has the meaning set forth in Section 3.1(vii).

        "Celldex's Auditors" has the meaning set forth in Section 3.1(iii).

        "Celldex's Certificate of Incorporation" means Celldex's Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware and in effect upon the closing of the Initial Public Offering.

        "Claim" has the meaning set forth in Section 4.5.

        "Control" means the possession, direct or indirect, by a Person of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise; and "Controlled" has the meaning correlative to the definition of Control.

        "Dispute Notice" means written notice of any dispute between Medarex and Celldex arising out of or relating to this Agreement, which shall set forth, in reasonable detail, the nature of the dispute.

        "Disputes" has the meaning set forth in Section 5.1.

        "E&Y" has the meaning set forth in Section 3.1(iii).

        "Effective Date" has the meaning set forth in Section 5.5.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder, and any successor act thereto.

        "GAAP" means United States generally accepted accounting principles, consistently applied.

        "Indemnifying Party" means a Person that is obligated to provide indemnification under Article 4 of this Agreement.

        "Indemnitee" means a Person that is entitled to seek indemnification under Article 4 of this Agreement.

        "Independent Director" shall mean any individual who is a director of Celldex and who qualifies as an "independent director" under the Rules of the National Association of Securities Dealers, Inc. ("NASD"), as amended from time to time.

        "Initial Public Offering" means the initial public offering of shares of Celldex Common Stock as contemplated by the IPO Registration Statement.

        "IPO Registration Statement" means the Registration Statement on Form S-1 of Celldex, to be filed with the SEC and as supplemented and amended from time to time.

        "Losses" means all losses, liabilities, claims, obligations, demands, judgments, damages, dues, penalties, assessments, fines (civil or criminal), costs, liens, expenses, forfeitures, settlements, or fees, reasonable attorneys fees and court costs, of any nature or kind, whether or not the same would properly be reflected on a balance sheet, and "Loss" means any of these.

        "Medarex Affiliate" means a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with Medarex, other than Celldex or any Person Controlled by Celldex.

        "Medarex Annual Statements" has the meaning set forth in Section 3.1(v).

        "Medarex Business" means any business or operations of Medarex or any Medarex Affiliate, including, in all cases, any predecessor entities, but excluding the Celldex Business.

        "Medarex Public Filings" has the meaning set forth in Section 3.1(xiii).

        "Medarex's Auditors" has the meaning set forth in Section 3.1(v).

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other legal entity, or a governmental entity or any department, agency or political subdivision thereof.

        "Quarterly Financial Statements" has the meaning set forth in Section 3.1(iv).

        "Registration Rights Agreement" means that certain Registration Rights Agreement dated as of the Effective Date by and between Celldex and Medarex.

        "Regulation S-K" means Regulation S-K of the General Rules and Regulations promulgated by the SEC, as in effect from time to time, and any successor thereto.

        "Regulation S-X" means Regulation S-X of the General Rules and Regulations promulgated by the SEC, as in effect from time to time, and any successor thereto.

        "Request" has the meaning set forth in Section 4.5.

        "SEC" means the United States Securities and Exchange Commission or any successor agency.

        "Securities Act" means the Securities Act of 1933, together with the rules and regulations promulgated thereunder, and any successor act thereto.

        "Separate Counsel" has the meaning set forth in Section 4.4(b).

        "Subsidiary" means any Person Controlled by Celldex.

        "Third-Party Claim" means any claim, suit, demand, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person other than Medarex or any Medarex Affiliate or Celldex or any Celldex Affiliate which gives rise to a right of indemnification under Article 4 of this Agreement.

        "Voting Stock" means with respect to any Person, all classes and series of the capital stock or other equity interest of such Person entitled to vote generally in the election of directors or similar governing body.

        2.    EXPENSES AND PRIOR RELATIONSHIP.

          2.1    Expenses Generally.    Except as otherwise provided in this Agreement, all costs and expenses of either party hereto in connection with this Agreement shall be paid by the party that incurs such costs and expenses.

          2.2    Certain Expenses Relating to the Initial Public Offering.    Celldex shall be liable for all costs, fees and expenses relating to the Initial Public Offering, including the costs and expenses of financial, legal, accounting and other advisers.

          2.3    Prior Relationship.    Celldex, with respect to Celldex and all of the Celldex Affiliates, and Medarex, with respect to Medarex and all of the Medarex Affiliates, agree to use its commercially reasonable efforts to discontinue their respective uses as promptly as is commercially reasonable of any printed material that indicates an ownership or other relationship between or among, on the one hand, Medarex or any Medarex Affiliate and, on the other hand, Celldex or any Celldex Affiliate that has changed as a result of the Initial Public Offering or any other transactions contemplated hereby; provided, that this Section 2.3 shall not prohibit the use of printed material containing appropriate and accurate references to such relationship.

        3.    CERTAIN COVENANTS.

          3.1    Financial Statements Covenants.    For so long as the percentage of Voting Stock of Celldex beneficially owned by Medarex and the Medarex Affiliates exceeds 20% of all Voting Stock of Celldex:

              (i)  Celldex shall, and shall cause each Celldex Affiliate to, maintain a fiscal year which commences on January 1 and ends on December 31 of each calendar year;

             (ii)  Attached hereto as Schedule 3.1(ii) is a timeline of Medarex's corporate closing requirements for the balance of the fiscal year ending December 31, 2004. In addition, Medarex shall provide to Celldex at least sixty (60) days prior to the end of each fiscal year a timeline of Medarex's corporate closing requirements for such upcoming fiscal year. Medarex shall have the right to amend any such timeline upon thirty (30) days prior written notice to Celldex. Celldex shall use its commercially reasonable efforts to deliver to Medarex the financial information that it is required to provide under this Section 3, in a time frame consistent with Medarex's corporate closing schedule;

            (iii)  Except to the extent required by law (including SEC and NASD rules and regulations), Celldex shall cause Ernst & Young LLP ("E&Y") to be retained as the independent certified public accountants to audit its consolidated financial statements ("Celldex's Auditors") unless (A) Celldex receives the prior written consent of Medarex (which consent will not be unreasonably withheld if Celldex has demonstrated to Medarex that it is reasonably justified in not retaining E&Y by reason of any action or inaction of E&Y), or (B) E&Y resigns as Celldex's Auditors. If E&Y ceases to be Celldex's Auditors, then Celldex shall retain independent certified public accountants of nationally recognized standing as Celldex's Auditors;

            (iv)  As soon as practicable, and in any event within 25 days after the end of each of the first three fiscal quarters in each fiscal year of Celldex (but in no event later than five days before Celldex intends to file its Quarterly Financial Statements with the SEC), Celldex shall use commercially reasonable efforts to deliver to Medarex drafts of (A) the consolidated financial statements of Celldex (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of Celldex the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Regulation S-X, and (B) a discussion and analysis by management of Celldex's consolidated financial condition and results of operations for such fiscal period, including, without limitation, an explanation of any material adverse change from the immediately preceding fiscal quarter, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K. The information set forth in (A) and (B) above is herein referred to as the "Quarterly Financial Statements." No later than the earlier of (x) two Business Days prior to the date Celldex files its Quarterly Report on Form 10-Q with the SEC or otherwise makes its Quarterly Financial Statements publicly available or (y) two Business Days prior to the date on which Medarex has notified Celldex that it intends to file its Quarterly Report on Form 10-Q with the SEC (but in no event earlier than the 5th day before Medarex's Quarterly Report on Form 10-Q is required to be filed with the SEC), Celldex shall use commercially reasonable efforts to deliver to Medarex the final form of the Quarterly Financial Statements certified by the chief financial officer of Celldex as presenting fairly, in all material respects, the consolidated financial condition and results of operations of Celldex; provided, that Medarex and Celldex financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which Celldex may consider making to its Quarterly Financial Statements and related disclosures prior to the actual filing of its Quarterly Report on Form 10-Q with the SEC;

             (v)  Celldex shall use its commercially reasonable efforts to enable Celldex's Auditors to complete their audit such that they will date their opinion on Celldex's audited annual financial statements on the same date that Medarex's independent certified public accountants ("Medarex's Auditors") date their opinion on Medarex's audited annual financial statements (the "Medarex Annual Statements"), and to enable Medarex to meet its timetable for the printing, filing and public dissemination of the Medarex Annual Statements. To this end, Celldex shall deliver to Medarex as soon as practicable, and in any event within 45 days after the end of each fiscal year of Celldex (but in no event later than ten days before Celldex intends to file its Annual Financial Statements with the SEC), (A) drafts of the consolidated financial statements of Celldex (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal year and all in reasonable detail and prepared in accordance with Regulation S-X, and (B) a discussion and analysis by management of Celldex's consolidated financial condition and results of operations for such year, including, without limitation, an explanation of any material adverse change from the immediately preceding fiscal year, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K. The information set forth in (A) and (B) above is herein referred to as the "Annual Financial Statements." Celldex shall deliver to Medarex all revised drafts of the Annual Financial Statements suitable and intended for circulation promptly following the preparation thereof. No later than the earlier of (x) five Business Days prior to the date Celldex files its Annual Report on Form 10-K with the SEC or otherwise makes its Annual Financial Statements publicly available, or (y) five Business Days prior to the date on which Medarex has notified Celldex that it intends to file its Annual Report on Form 10-K with the SEC (but in no event earlier than the 5th day before Medarex's Annual Report on Form 10-K is required to be filed with the SEC), Celldex shall deliver to Medarex the final form of the Annual Financial Statements certified by the chief financial officer of Celldex as presenting fairly, in all material respects, the financial condition and results of operations of Celldex and its Subsidiaries; provided, that Medarex and Celldex financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which Celldex may consider making to its Annual Financial Statements and related disclosures prior to the actual filing of its Annual Report on Form 10-K with the SEC. The Annual Financial Statements shall also be accompanied by an opinion thereon by Celldex's independent certified public accountants;

            (vi)  Celldex shall deliver to Medarex all Quarterly and Annual Financial Statements of each Celldex Affiliate (which (A) Celldex consolidates for financial accounting purposes and (B) is itself required to file financial statements with the SEC or otherwise make such financial statements publicly available) in the same manner and detail and on the same time schedule as those financial statements of Celldex required to be delivered to Medarex pursuant to this Section 3.1;

           (vii)  Celldex shall, and shall cause each Celldex Affiliate which files information with the SEC to, deliver to Medarex: (A) as soon as the same are prepared, substantially final drafts of: (x) all reports, notices and proxy and information statements to be sent or made available by Celldex or any Celldex Affiliate to its security holders, (y) all regular, periodic and other reports to be filed under Sections 13, 14 and 15 of the Exchange Act (including Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders), and (z) all registration statements and prospectuses to be filed by Celldex or any Celldex Affiliate with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (A)(x), (y) and (z) are referred to herein as "Celldex Public Filings"), and (B) as soon as practicable, but in no event later than two Business Days prior to the date the same are printed, sent or filed, whichever is earliest, final copies of all such Celldex Public Filings; provided, that Celldex may continue to revise such Celldex Public Filings prior to the filing thereof in order to make corrections and changes which corrections and changes shall be delivered by Celldex to Medarex as soon as practicable; and, provided, further, that Medarex and Celldex financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which Celldex may consider making to any of its Celldex Public Filings and related disclosures prior to any anticipated filing with the SEC;

          (viii)  In addition to the financial information required to be provided by Celldex herein, Celldex shall deliver to Medarex (A) as promptly as reasonably practical, unaudited financial statements on a monthly basis; (B) no later than October 15 of each year, a forecast or budget relating to Celldex's anticipated operations for the upcoming fiscal year; (C) prior to the end of each fiscal quarter, an "Independent Accountants Review Report" (SAS 100) from Celldex's independent auditors; and (D) at least five Business Days prior to the proposed completion date (the "Completion Date") of any transaction involving Celldex having a value equal to or greater than 10% of Celldex's total assets, a written report detailing Celldex's planned accounting treatment for such transaction. Medarex shall have the right (but not the obligation) to provide Celldex with comments on Celldex's proposed accounting treatment, and Celldex agrees, in good faith, to consider Medarex's comments, provided Medarex provides Celldex with comments at least two Business Days prior to any such Completion Date. Furthermore, with reasonable promptness, Celldex shall deliver to Medarex such additional financial and other information and data with respect to Celldex and its Subsidiaries and their respective businesses, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by Medarex;

            (ix)  Medarex agrees to provide to Celldex all information relating to Medarex or any Medarex Affiliate that Celldex reasonably requests in connection with any Celldex Public Filings that, in the reasonable judgment of Celldex's legal counsel, is required to be disclosed or incorporated by reference therein under any law, rule or regulation. Medarex agrees that such information shall be provided by Medarex in a timely manner on the dates reasonably requested by Celldex (which may be earlier than the dates on which Medarex otherwise would be required hereunder to have such information available) to enable Celldex to prepare, print and release all Celldex Public Filings on such dates as Celldex shall determine. In addition, if and to the extent reasonably requested by Celldex, Medarex agrees that it will diligently and promptly review and provide in a diligent and timely fashion comments with respect to any portion of such Celldex Public Filings pertaining to Medarex or any Medarex Affiliate;

             (x)  Celldex shall authorize Celldex's Auditors to make available to Medarex's Auditors both the personnel who performed or are performing the annual audit of Celldex and work papers related to the annual audit of Celldex, in all cases within a reasonable time prior to the date of Celldex's Auditors' opinion on Celldex's audited financial statements, so that Medarex's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Celldex's Auditors as it relates to Medarex's Auditors' report on Medarex's statements, all within sufficient time to enable Medarex to meet its timetable for the printing, filing and public dissemination of the Medarex Annual Statements;

            (xi)  Celldex shall give Medarex as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Effective Date;

           (xii)  Celldex shall, and shall cause each Celldex Affiliate to, maintain a system of internal accounting controls that will provide reasonable assurance that (A) Celldex's and such Celldex Affiliate's books, records and accounts fairly reflect all transactions and dispositions of assets and (B) the specific objectives of accounting control are achieved;

          (xiii)  Celldex shall cooperate fully, and cause its accountants to cooperate, with Medarex to the extent reasonably requested by Medarex in the preparation of Medarex's public earnings releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Medarex with the SEC, any national securities exchange or otherwise made publicly available (collectively, "Medarex Public Filings"). Celldex agrees to provide to Medarex all information relating to Celldex that Medarex reasonably requests in connection with any Medarex Public Filings or that, in the judgment of Medarex's legal counsel, is required to be disclosed or incorporated by reference therein under any law, rule or regulation. Such information shall be provided by Celldex in a timely manner on the dates reasonably requested by Medarex (which may be earlier than the dates on which Celldex otherwise would be required hereunder to have such information available) to enable Medarex to prepare, print and release all Medarex Public Filings on such dates as Medarex shall determine. Celldex shall use its commercially reasonable efforts to cause its accountants to consent to any reference to them as experts in any Medarex Public Filings required under any law, rule or regulation. If and to the extent reasonably requested by Medarex, Celldex shall diligently and promptly review all drafts of such Medarex Public Filings and prepare in a diligent and timely fashion any portion of such Medarex Public Filing pertaining to Celldex. Prior to any printing or public release of any Medarex Public Filing, an appropriate executive officer of Celldex shall, if requested by Medarex, certify that the information relating to Celldex in such Medarex Public Filing is accurate, true and correct in all material respects (subject to any exceptions noted by such Celldex executive officer). Unless required by law, rule or regulation, Celldex shall not publicly release any financial or other information which conflicts with the information with respect to Celldex that is included in any Medarex Public Filing without Medarex's prior written consent, which consent shall not be unreasonably withheld. Prior to the release or filing thereof, Medarex shall provide Celldex with a draft of any portion of a Medarex Public Filing containing information relating to Celldex, any Celldex Affiliate or the Celldex Business and shall give Celldex an opportunity to review such information and comment thereon; provided, that Medarex shall determine in its sole discretion the final form and content of all Medarex Public Filings;

          (xiv)  Medarex agrees that it shall cooperate fully, and cause its internal and independent accountants to cooperate fully, with Celldex to the extent reasonably requested by Celldex in the preparation of any Celldex Public Filings;

           (xv)  Prior to the release or filing thereof, Celldex shall provide Medarex with a draft of any portion of a Celldex Public Filing containing information relating to Medarex or any Medarex Affiliate and shall give Medarex an opportunity to review such information and comment thereon; provided, that Celldex shall determine in its sole discretion the final form and content of all Celldex Public Filings; and

        Nothing in this Section 3.1 shall require either Party to violate (A) any agreement with any of its customers regarding the confidentiality of commercially sensitive information relating to that customer or its business; provided, that in the event that either Party would otherwise be required under this Section 3.1, but for such agreement, to disclose any such information, such Party shall use its commercially reasonable efforts to seek to obtain such customer's consent to the disclosure of such information, or (B) any law, rule or regulation of any governmental body or stock exchange applicable to such Party or, in the case of Celldex, any Celldex Affiliate, or, in the case of Medarex, any Medarex Affiliate.

          3.2    Board of Directors.

            (a)    Initial Composition.    The number of directors initially comprising Celldex's board of directors shall be five. As of the date hereof, such board of directors shall consist of one (1) representative of Medarex (a "Medarex Director"), one (1) representative of the management of Celldex (a "Celldex Director") and three (3) Independent Directors, the identities of whom are as set forth on Schedule 3.2 hereto, each of whom shall continue to be a director of Celldex following the Effective Date until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with Celldex's Certificate of Incorporation and bylaws.

            (b)    Proportional Representation.

                (i)  Unless otherwise determined by Celldex's Nominating and Corporate Governance Committee, the Celldex Director shall be Celldex's Chief Executive Officer. Following the Effective Date, Medarex shall continue to have the right to appoint a representative to the Celldex board of directors and, if the Celldex board of directors is increased above five (5) members, Medarex shall have the right to appoint a second representative with the other representatives being selected by the Nominating and Corporate Governance Committee in accordance with the Celldex Nominating and Corporate Governance Committee Charter; provided, however, that Celldex shall use commercially reasonable efforts to ensure that Independent Directors constitute a majority of the Celldex board of directors. Notwithstanding anything to the contrary set forth above, Medarex shall not have a right to designate any nominees to Celldex's board of directors in any annual meeting if at the record date for such annual meeting the percentage of Voting Stock of Celldex beneficially owned by Medarex and the Medarex Affiliates collectively falls below 20% of the outstanding shares of the Voting Stock of Celldex.

               (ii)  Medarex and the Nominating and Corporate Governance Committee of Celldex shall have the right to designate or nominate any replacement for a director designated by Medarex or nominated by such committee, respectively, at the termination of such director's term or upon death, resignation, retirement, disqualification, removal from office or other cause. To the extent permitted by Celldex's Certificate of Incorporation or bylaws, the board of directors shall elect each person so designated or nominated.

              (iii)  The Nominating and Corporate Governance Committee of Celldex shall only include Independent Directors.

            (c)    Director Qualifications.    No individual designated by Medarex shall serve as a director unless such individual has such business or technical experience, stature and character as is commensurate with service on the board of a publicly held enterprise. No such individual who is an officer, partner or 5% or greater stockholder of any entity that Celldex reasonably believes to be in direct competition with the business or operations of Celldex or any Person Controlled by Celldex at the time of such designation shall serve as a director of Celldex. Notwithstanding the foregoing, nothing contained in this Section 3.2(c) shall operate so as to prohibit any Person who is an officer, director, partner, principal or 5% or greater stockholder of Medarex or any Medarex Affiliate or their respective successors from serving as Medarex's designee on the Celldex board. In addition, any Person who, at any time, is then serving on the Celldex board as a Medarex designee shall not be prohibited from continuing to serve on the Celldex board by reason of an intervening change in the Celldex Business.

          3.3    Voting of Shares.    In any election of directors, Medarex will vote its shares of Voting Stock of Celldex for all nominees recommended by the Nominating and Corporate Governance Committee of Celldex; provided, that it may cast all of its votes in favor of any nominee designated by it to be the Medarex Director pursuant to the provisions of this Agreement.

          3.4    Share Acquisition and Transfer.

            (a)    Lock-Up.    Medarex hereby agrees that for a period of thirty-six (36) months following the Effective Date (the "Lock-up Period"), Medarex will not (i) offer, sell, renounce, transfer, deliver, assign, exchange or otherwise dispose of all or any portion of the shares of Celldex Capital Stock (a "Sale") whether now owned or hereafter acquired by Medarex (collectively the "Securities"), (ii) issue, offer, pledge, sell or contract to sell any option, right or warrant to purchase or acquire or otherwise transfer or dispose of, directly or indirectly, any Securities, (or any receipt, certificate or other right, title or interest in respect of or representing Securities or an interest therein), or any security, instrument or other right or interest convertible into or exercisable or exchangeable for or which confers a right or entitlement to purchase or acquire Securities (or any receipt, certificate or other right, title or interest in respect of or representing Securities or an interest therein), or (iii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or other rights of ownership of any Securities (or any receipt, certificate or other right, title or interest in respect of or representing Securities or an interest therein) or any security, instrument or other right convertible into or exercisable or exchangeable for or which confers a right or entitlement to purchase or acquire Securities (or any receipt, certificate or other right, title or interest in respect of or representing Securities or an interest therein), whether any such transaction described in paragraphs (i) or (ii) above is to be settled by delivery of any Securities (or any receipt, certificate or other right, title or interest in respect of or representing any Securities or an interest therein) or such other securities, in cash or otherwise.

            (b)    Application of Restrictions.    It is expressly agreed that the restrictions set forth in Sections 3.4(a) above shall apply to all Securities beneficially owned by Medarex and any Medarex Affiliate. In addition, the foregoing restrictions are expressly agreed to preclude Medarex and any Medarex Affiliate from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a Sale or other disposition of the Securities, even if such Securities would be disposed of by someone other than Medarex and any Medarex Affiliate. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Securities.

            (c)    Limitations on Restrictions.    Notwithstanding the foregoing, the restrictions set forth in Section 3.4(a) and (b) above shall not apply to (i) a transfer or Sale of any Securities by Medarex pursuant to the terms and conditions of the Registration Rights Agreement; (ii) a transfer or Sale of any Securities by Medarex approved by a majority of Celldex's Independent Directors; and (iii) a transfer or Sale of any Securities by Medarex to a Medarex Affiliate, provided that any such Medarex Affiliate agrees in writing to be subject to the terms and conditions of this Agreement, and provided, further, that should any such Medarex Affiliate, at any time, cease to be a Medarex Affiliate, Medarex shall be obligated to require such Medarex Affiliate to transfer the Securities back to Medarex. Anything herein to the contrary notwithstanding, Medarex shall give, and shall cause any Medarex Affiliate to give, Celldex at least five (5) Business Days prior notice of any transfer or Sale under this Section 3.4(c).

          3.5    Standstill and Other Agreements.

            (a)   Medarex agrees that during the Lock-up Period, without the prior written consent of a majority of Celldex's Independent Directors, Medarex shall not, nor shall it permit any Medarex Affiliate to, nor shall Medarex agree, or advise, assist, encourage, provide information or provide financing to other Persons, or permit any Medarex Affiliate to agree, or to advise, assist, encourage, provide information or provide financing to other Persons, to, individually or collectively, directly or indirectly:

                (i)  acquire or offer to acquire or agree to acquire from any Person, directly or indirectly, by purchase or merger, through the acquisition of control of another Person, by joining a partnership, limited partnership or other "group" (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, beneficial ownership of any Securities (other than Securities beneficially owned by Medarex and any Medarex Affiliate) or direct or indirect rights (including convertible securities) or options to acquire such beneficial ownership (or otherwise act in concert with respect to any such securities, rights or options with any Person that so acquires, offers to acquire or agrees to acquire); provided, however, that no such acquisition, offer to acquire or agreement to acquire shall be deemed to occur solely due to (1) a stock split, reverse stock split, reclassification, reorganization or other transaction by Celldex affecting any class of the outstanding Celldex Capital Stock generally or (2) a stock dividend or other pro rata distribution by Celldex to holders of the outstanding Celldex Capital Stock; or

               (ii)  seek representation on the Board of Directors of Celldex or the removal of any Celldex Directors or a change in the composition or size of the Board, other than in accordance with the terms of this Agreement;

              (iii)  make any statement or proposal, whether written or oral, to the Board of Directors of Celldex, or to any director, officer or agent of Celldex, or make any public announcement or proposal whatsoever with respect to a merger or other business combination, sale or transfer of assets, recapitalization, dividend, share repurchase, liquidation or other extraordinary corporate transaction with Celldex or any other transaction which could result in a change of control, solicit or encourage any other Person to make any such statement or proposal, or take any action which might require Celldex to make a public announcement regarding the possibility of any transaction referred to in this paragraph (iii) or similar transaction, or advise, assist or encourage any other Persons in connection with the foregoing;

              (iv)  make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Exchange Act) to vote any Voting Securities, seek to advise, encourage or influence any person or entity with respect to the voting of any Voting Securities, initiate or propose any shareholder proposal, or induce or attempt to induce any other person to initiate any shareholder proposal, or execute any written consent with respect to Celldex;

               (v)  deposit any Voting Securities into a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities other than this Agreement;

              (vi)  form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities, other than a group which Medarex is a member of as of the Effective Date;

             (vii)  make a public request to Celldex (or its directors, officers, shareholders, employees or agents) to take any action in respect of the foregoing matters; or

            (viii)  disclose any intention, plan or arrangement inconsistent with the foregoing.

    For purposes of this Section 3.5, the term "Voting Securities" shall mean Securities of Celldex, with the power to vote with respect to the election of directors generally, including any Securities that are convertible or exchangeable for Voting Securities, it being understood that the number of Voting Securities outstanding as of any time of determination shall be determined as though all such Securities, whether or not in the money, had been converted or exchanged, in accordance with their terms, into or for Voting Securities immediately prior to the time of determination.

            (b)   Medarex acknowledges that Celldex would not have an adequate remedy at law for damages if any of the covenants or agreements contained in Sections 3.4 and 3.5 were not performed in accordance with their terms and therefore agrees that Celldex shall be entitled to specific enforcement of such covenants or agreements and to injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

            (c)   So long as Medarex owns in excess of 20% of the Voting Stock of Celldex, Medarex hereby agrees that, following the Lock-up Period, in the event Celldex proposes to raise additional funding (whether on a public or private basis) and Celldex is informed by its investment banking firm that it would be in Celldex's best interest for Medarex to "lock-up" its Securities, Medarex will enter into a lock-up arrangement whereby it will agree not to sell, transfer, assign, pledge or otherwise dispose of its Celldex Securities for a period not to exceed 180 days.

          3.6    Interested Party Transactions.    Celldex's Board of Directors shall form a Conflict of Interest Committee on which only Independent Directors of Celldex shall be permitted to serve.

          3.7    Fiduciary Duties.    Except as set forth in Celldex's Certificate of Incorporation or any other written agreement between the parties, Medarex hereby covenants and agrees that it and any Medarex Affiliate will observe any fiduciary obligations that they may have under applicable law to Celldex or Celldex's other stockholders.

        4.    INDEMNIFICATION.

          4.1    Indemnification by Celldex.    Subject to Sections 4.2 and 4.3, Celldex shall indemnify, defend and hold harmless Medarex, all Medarex Affiliates and each of their respective directors, officers and employees (in their capacities as such), from and against:

              (i)  all Losses relating to, arising out of, or due to, directly or indirectly, any breach by Celldex or any Celldex Affiliate of any of the provisions of this Agreement;

             (ii)  all Losses relating to, arising out of, or due to, directly or indirectly, any incorrect, inaccurate or incomplete financial and other information provided by Celldex or any Celldex Affiliate to Medarex pursuant to Section 3.1 of this Agreement;

            (iii)  all Losses that result from any Third-Party Claim arising solely out of the business or operation of the Celldex Business; and

            (iv)  all Losses relating to, arising out of, or due to, directly or indirectly, (x) any Third-Party Claim arising out of any breach or alleged breach of any fiduciary duty to Celldex based on any action or inaction which is permitted by the provisions of Article III of Celldex's Certificate of Incorporation or (y) any claim, suit, demand, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by or on behalf of Celldex or a Celldex Affiliate arising out of any breach or alleged breach of any fiduciary duty to Celldex based on any action or inaction which is permitted by the provisions of Article III of Celldex's Certificate of Incorporation.

          4.2    Indemnification by Medarex.    Subject to Sections 4.1 and 4.3, Medarex shall indemnify, defend and hold harmless Celldex, all Celldex Affiliates and each of their respective directors, officers and employees (in their capacities as such), from and against:

              (i)  all Losses relating to, arising out of, or due to, directly or indirectly, any breach by Medarex or any Medarex Affiliate of any of the provisions of this Agreement;

             (ii)  all Losses relating to, arising out of, or due to, directly or indirectly, any incorrect, inaccurate or incomplete financial and other information provided by Medarex or any Medarex Affiliate to Celldex pursuant to Section 3.1 of this Agreement;

            (iii)  all Losses that result from any Third-Party Claim arising solely out of the business or operation of the Medarex Business; and

            (iv)  all Losses relating to, arising out of, or due to, directly or indirectly, (x) any Third-Party Claim arising out of any breach or alleged breach of any fiduciary duty to Medarex based on any action or inaction which is permitted by the provisions of Article III of Celldex's Certificate of Incorporation or (y) any claim, suit, demand, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by or on behalf of Medarex or a Medarex Affiliate arising out of any breach or alleged breach of any fiduciary duty to Medarex based on any action or inaction which is permitted by the provisions of Article III of Celldex's Certificate of Incorporation.

          4.3    Other Liabilities.    This Article 4 shall not be applicable to any Losses relating to, arising out of, or due to any breach of the provisions of any other contract, agreement or understanding between Medarex or any Medarex Affiliate, on the one hand, and Celldex or any Celldex Affiliate, on the other hand, which Losses shall be governed by the terms of such contract, agreement or understanding.

          4.4    Procedure for Indemnification Involving Third-Party Claims.

            (a)    Notice of Claim.    If any Indemnitee receives notice of the assertion of any Third-Party Claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification, such Indemnitee shall give such Indemnifying Party notice thereof (together with a copy of such Third-Party claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, that the failure of any Indemnitee to give notice as provided in this Section 4.4 shall not relieve any Indemnifying Party of its obligations under this Article 4, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

            (b)    Obligation of Indemnifying Party.    An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably acceptable to the Indemnitee), may elect to defend any Third-Party Claim. If an Indemnifying Party elects to defend a Third-Party Claim, then, within ten Business Days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third-Party Claim so requires), such Indemnifying Party shall notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third-Party Claim. Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. Such Indemnifying Party shall keep the Indemnitee reasonably informed as to the status of the defense of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article 4 for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than those expenses referred to in the preceding sentence; provided, that such Indemnitee shall have the right to employ one law firm as counsel, together with a separate local law firm in each applicable jurisdiction ("Separate Counsel"), to represent such Indemnitee in any action or group of related actions (which firm or firms shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment at any time, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim, or there may be defenses available to such Indemnitee which are different from or in addition to those available to such Indemnifying Party and the representation of both parties by the same counsel would be inappropriate, and in that event the reasonable fees and expenses of such Separate Counsel shall be paid by such Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one Separate Counsel (excluding local counsel) with respect to any Third-Party Claim (even if against multiple Indemnitees). If an Indemnifying Party elects not to defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 4.4 within the period of ten Business Days described above, the Indemnitee may defend, compromise, and settle such Third-Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder) on an as incurred basis; provided, that no such Indemnitee may compromise or settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, settle or compromise any Third-Party Claim or consent to the entry of any judgment unless such settlement, compromise or judgment involves only the payment of money by the Indemnifying Party and provides a complete release of the Indemnitee.

            (c)    Joint Defense of Certain Claims.    Notwithstanding the provisions of Section 4.4(a), Medarex and Celldex shall jointly control the defense of, and cooperate with each other with respect to defending, any Third-Party Claim with respect to which each party is claiming that it is entitled to indemnification under Sections 4.1 or 4.2. If either Medarex or Celldex fails to defend jointly any such Third-Party Claim, the other party shall solely defend such Third-Party Claim and the party failing to defend jointly shall use its commercially reasonable efforts to cooperate with the other party in its defense of such Third-Party Claim; provided, that neither party may compromise or settle any such Third-Party Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. All costs and expenses of either party in connection with, and during the course of, the joint control of the defense of any such Third-Party Claim shall be initially paid by the party that incurs such costs and expenses. Such costs and expenses shall be reallocated and reimbursed in accordance with the respective indemnification obligations of the parties on a periodic basis (but in no event later than the conclusion of the defense of such Third-Party Claim).

          4.5    Procedure for Indemnification Not Involving Third-Party Claims.    If any Indemnitee desires to assert against an Indemnifying Party any claim for indemnification under this Article 4 other than a Third-Party Claim (a "Claim"), the Indemnitee shall deliver to the Indemnifying Party notice of its demand for satisfaction of such Claim (a "Request"), specifying in reasonable detail the amount of such Claim and the basis for asserting such Claim. Within 30 days after the Indemnifying Party has been given a Request, the Indemnifying Party shall either (i) satisfy the Claim requested to be satisfied in such Request by delivering to the Indemnitee payment by wire transfer or a certified or bank cashier's check payable to the Indemnified Party in immediately available funds in an amount equal to the amount of such Claim, or (ii) notify the Indemnitee that the Indemnifying Party contests such Claim by delivering to the Indemnitee a Dispute Notice, stating that the Indemnifying Party objects to such Claim and specifying in reasonable detail the basis for contesting such Claim. Any dispute described in clause (ii) of this Section 4.5 shall be subject to the provisions of Section 5.1.

          4.6    Insurance Proceeds.    Any amount that an Indemnifying Party is required to pay to an Indemnitee under this Article 4 shall be reduced by any payment received by such Indemnitee as an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured, net of any applicable premium adjustment and tax effect, in respect of the indemnified Loss. If the indemnification payment has been made by the Indemnifying Party prior to receipt by the Indemnitee of such insurance proceeds, the Indemnitee shall promptly refund to the Indemnifying Party such amount as to give effect to the foregoing sentence.

          4.7    Exclusive Remedies.    Except for the right to pursue equitable remedies, the remedies provided in this Article 4 shall be deemed the sole and exclusive remedies of the parties with respect to the subject matters of the indemnification provisions of this Article 4.

        5.    MISCELLANEOUS.

          5.1    Dispute Resolution.    Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, "Disputes"), shall be exclusively governed by and settled in accordance with the provisions of this Section 5.1. The parties hereto shall use their respective commercially reasonable efforts to settle all Disputes without resorting to mediation, arbitration, litigation or other third party dispute resolution mechanisms. If any Dispute remains unsettled, the parties hereby agree to mediate such Dispute using a mediator reasonably acceptable to all parties involved in such Dispute. If the parties are unable to resolve such dispute through mediation, each Party will be free to commence litigation proceedings for the resolution thereof.

          5.2    Certain Representations.    Each of the parties hereto represents and warrants to the other that (i) it has the corporate power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action, (iii) it has duly and validly executed and delivered this Agreement, (iv) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles, and (v) the execution, delivery and performance of this Agreement by it (A) require no action by or in respect of, or filing with, any governmental body, agency, official or authority, other than compliance with any applicable requirements of the Exchange Act, the Securities Act and any applicable foreign or state securities or Blue Sky laws and (B) do not and will not contravene or conflict with, or violate any provision of, its certificate of incorporation or bylaws or any law, regulation, judgment, injunction, order or decree binding upon or applicable to it. The representations and warranties contained in this Section 5.2 shall survive the execution and delivery hereof until the expiration of all applicable statutes of limitations.

          5.3    No License.    Both parties agree not to use any of other party's trademarks or trade names without the prior express written consent of the other party. Nothing in this Agreement shall be construed to create in or grant or provide to either Party any license, right, title, interest, or ownership in or to any intellectual property or other proprietary rights of the other Party.

          5.4    Complete Agreement.    Except as otherwise set forth in this Agreement, this Agreement and the exhibits hereto shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and understandings, whether written or oral, between the parties with respect to such subject matter.

          5.5    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

          5.6    Notices.    Any notice, request, claim, demand or other communication under this Agreement shall be in writing and shall be delivered in person, by telecopy, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

      (i)
      If to Medarex, to:

        Medarex, Inc.
        707 State Road
        Princeton, NJ 08540
        Attention: President

        With copies to:

        Medarex, Inc.
        707 State Road
        Princeton, NJ 08540
        Attention: General Counsel AND
        Attention: Contracts Administrator

      (ii)
      If to Celldex, to:

        Celldex Therapeutics Inc.
        519 Route 173 West
        Bloomsbury, NJ 08804
        Attention: Chief Financial Officer

  or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery or when delivery is refused. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first Business Day at the place at which such notice or communication is received following the day on which such notice or communication was sent.

          5.7    Amendment and Modification.    This Agreement may not be or modified in any respect except by a written agreement signed by both of the parties hereto.

          5.8    Binding Effect; Assignment.    This Agreement and all of the provisions hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger or acquisition of either Party with another Person, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other Party.

          5.9    No Third-Party Beneficiaries.    The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Parties.

          5.10    Waiver.    The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this

  Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

          5.11    Severability.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          5.12    Remedies.    Each of Medarex and Celldex shall be entitled to seek enforcement of its rights under this Agreement specifically, to seek recovery of damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Each of Medarex and Celldex acknowledges and agrees that under certain circumstances the breach by Medarex or any Medarex Affiliate or Celldex or any Celldex Affiliate of a term or provision of this Agreement will materially and irreparably harm the other party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement.

          5.13    Performance.    Each of the parties hereto shall use their respective commercially reasonable efforts to cause to be performed all actions, agreements and obligations set forth herein to be performed by, in the case of Medarex, any Medarex Affiliate, and, in the case of Celldex, any Celldex Affiliate.

          5.14    References; Construction.    The section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. Unless the context otherwise requires, any reference to a "Section" "Exhibit" shall be deemed to refer to a section of this Agreement. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words "include," or "including" are used in this Agreement, unless otherwise specifically provided, they shall be deemed to be followed by the words "without limitation." This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing the document to be drafted.

          5.15    Effectiveness; Expiration.    This Agreement shall become effective upon the time of purchase of the Firm Shares (as defined in that certain Underwriting Agreement by and among Medarex, Celldex and the underwriters named therein, relating to the Initial Public Offering) (the "Effective Date"), and shall terminate upon at such time as Medarex and the Medarex Affiliates collectively beneficially own 100% or 0% of the Voting Stock of Celldex.

          5.16    Counterparts.    This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. The Agreement may be executed by facsimile signature.

        [Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first written above.

CELLDEX THERAPEUTICS, INC.
By:	/s/ ANTHONY S. MARUCCI Anthony S. Marucci Vice President and Chief Financial Officer
MEDAREX, INC.
By:	/s/ W. BRADFORD MIDDLEKAUFF W. Bradford Middlekauff Senior Vice President, General Counsel and Secretary

Schedule 3.1(ii)

Timeline of Medarex, Inc.
Corporate Closing Requirements
for the year ended December 31, 2004

Medarex, Inc.
2004 Financial Calendar

Event	Date
Q1 2004
Q1 2004 Draft Form 10-Q and Draft Press Release Sent to Audit Committee	Friday, April 30, 2004
Q2 2004
Q2 2004 Draft Form 10-Q and Draft Press Release Sent to Audit Committee	Friday, July 30, 2004
Q3 2004
Q3 2004 Draft Form 10-Q and Draft Press Release Sent to Audit Committee	Friday, October 29, 2004

Schedule 3.2

Identities of Celldex Initial Board of Directors

Medarex Director:	Donald L. Drakeman
Celldex Director:	Michael W. Fanger
Independent Directors:	Herbert J. Conrad
Raj B. Parekh
George O. Elston

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AFFILIATION AGREEMENT
Schedule 3.1(ii)
Schedule 3.2